Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Savers Value Village, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.000001 per share	457(c)	143,864,444	10.91(1)	1,569,043,167.41	0.00015310	240,220.51	—	—	—	—

	Total Offering Amounts

	Total Fees Previously Paid					—

	Total Fee Offsets					—

	Net Fee Due					240,220.51

(1)

In accordance with Rule 457(c) of the Securities Act of 1933, as amended, the price shown is the average of the high and low selling prices of the common stock on May 6, 2025, as reported by the New York Stock Exchange.